July 11, 2008

TO:                  Macy's, Inc. Executives

FROM:             Terry Lundgren

RE:                 Share Price/Business Performance

As you probably have seen, most retail stocks - and the stock market overall - have been declining in value in recent months as the economy has softened. That trend continued yesterday as many of the players in our industry announced disappointing sales for June.

In this context, I believe it is important for you to understand the direction of business at Macy's, Inc.

  So far in the second fiscal quarter of 2008 (the months of May and June), same-store sales at Macy's, Inc. are down 1.9%. While no one is happy when business declines, our sales trend has outperformed most of our major competitors in this challenging economic environment. On a quarter-to-date and year-to-date basis, our same-store sales trends are better than J.C. Penney, Kohl's, Dillard's, Nordstrom, Bon-Ton, The Gap and Limited Brands, to name a few. Continuing the trend begun last fall, we are taking market share from many of our competitors, validating the strength of our strategies, the commitment of our people, and the success of our efforts to deliver fresh and distinctive merchandise assortments to our customers.
  Our corporation is financially healthy. Our cash flow remains strong. We recently issued $650 million in new debt to retire existing debt that matures in the third quarter. And we have $2 billion in bank credit agreements in place, which we can tap when needed.
  We have exciting plans in place for this fall season, including the launch of Tommy Hilfiger sportswear exclusively at Macy's, the installation of more than 250 FAO Schwarz toy shops, and the nationwide celebration of Macy's 150th birthday. Meanwhile, we are implementing the new My Macy's localization initiative, which we expect will begin producing results in spring 2009.

I recognize how distracting the economy is for all of our people. The headlines and newscasts are overflowing with gloom and doom. In spite of it all, I am proud of how our organization has risen to the challenge in continuing to embrace change, serve our customers and innovate with unique new merchandise and marketing and selling programs.

History tells us that our economy will improve over time, and we will get through this difficult period. When that happens, our company will be poised to win over more customers. This is a time for us to maintain our focus, and I thank you in advance for doing so.